Exhibit 99.1

Corporate Contact:
Matthew E. Oakes
President, Chief Executive Officer and Director
Direct Insite Corp.
631.873.2900
matthew.oakes@directinsite.com

-- Direct Insite Corp. President and CEO Matthew E. Oakes Interviewed on “The RedChip Money Report” with Small-Cap Authority Dave Gentry --

Oakes Discussed Trends in AP Transformation and How Direct Insite is Positioned for Success

FT. LAUDERDALE, FLORIDA, June 26, 2013 -- Direct Insite (OTC BB: DIRI.OB), a leading provider of cloud-based e-invoicing solutions for Accounts Payable and Accounts Receivable Transformation, announced today that Direct Insite President and CEO Matthew E. Oakes was recently interviewed on “The RedChip Money Report” with RedChip President Dave Gentry.

"The RedChip Money Report" delivers insightful commentary on small-cap investing, interviews with Wall Street analysts, financial book reviews, as well as featured interviews with executives of public companies.  The show is hosted by Gentry, a leading authority on small-cap stocks.  Gentry has made multiple guest appearances on both CNBC and Fox Business News.

Topics discussed by Gentry included an update on Direct Insite’s AP Transformation strategy, the state of the e-invoicing market, business case drivers for AP Transformation in global enterprises, and how Direct Insite’s value proposition positions the company for success.  Oakes also shared how Direct Insite is providing users with capabilities for spend management and business intelligence.

In addition, Smith and Oakes discussed emerging demand for dynamic discounting and supply chain financing among global enterprises and the companies with which they do business.

The interview can be seen via the following link: http://youtu.be/xjdv-UW0g_o.

About Direct Insite

Direct Insite Corp. delivers cloud-based e-invoicing solutions for AP, AR and payments automation.  For nine years, Direct Insite has built a track record in automating some of the most demanding financial environments, including the shared services organizations of Fortune 3000 companies.  Today, over 300,000 suppliers and customers use our e-invoicing network across 100 countries (representing more than 35 currencies and 17 languages).  Direct Insite’s Invoices On-Line (IOL) suite simplifies AP and AR processes such as: company profile management, vendor master management, electronic invoice distribution and submission,  purchase order submission, distribution and acknowledgement, invoice processing and validation, line-item matching, approval routing, invoice consolidation, dispute management, discount management, e-payment processing, supply chain financing, and reporting and analysis.  To learn more, visit www.directinsite.com.

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Invoices On-Line is a trademark of Direct Insite Corp.

All other product and service names mentioned herein are the trademarks of their respective owners.